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                                                                    EXHIBIT 12.1

                               RJR NABISCO, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN MILLIONS)

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                                                                                                YEARS ENDED
                                                                                               DECEMBER 31,
                                                                           -----------------------------------------------------
                                                                             1997       1996       1995       1994       1993
                                                                           ---------  ---------  ---------  ---------  ---------
Earnings before fixed charges:
  Income before income taxes.............................................  $   1,104  $   1,288  $   1,291  $   1,376  $     112
  Less minority interest in pre-tax income of Nabisco Holdings...........        142         22        105     --         --
                                                                           ---------  ---------  ---------  ---------  ---------
  Adjusted income before income taxes....................................        962      1,266      1,186      1,376        112
  Interest and debt expense..............................................        817        832        872      1,065      1,186
  Interest portion of rental expense.....................................         61         56         54         51         52
                                                                           ---------  ---------  ---------  ---------  ---------
Earnings before fixed charges............................................  $   1,840  $   2,154  $   2,112  $   2,492  $   1,350
                                                                           ---------  ---------  ---------  ---------  ---------
                                                                           ---------  ---------  ---------  ---------  ---------
Fixed charges:
  Interest and debt expense..............................................  $     817  $     832  $     872  $   1,065  $   1,186
  Interest portion of rental expense.....................................         61         56         54         51         52
  Capitalized interest...................................................          6         15         12         11          9
                                                                           ---------  ---------  ---------  ---------  ---------
    Total fixed charges..................................................  $     884  $     903  $     938  $   1,127  $   1,247
                                                                           ---------  ---------  ---------  ---------  ---------
                                                                           ---------  ---------  ---------  ---------  ---------
Ratio of earnings to fixed charges.......................................        2.1        2.4        2.3        2.2        1.1
                                                                           ---------  ---------  ---------  ---------  ---------
                                                                           ---------  ---------  ---------  ---------  ---------
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